Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Fourth Quarter Fiscal Year 2021 Results

Revenue Increases 31% Year-Over-Year and 53% Over Q4 Fiscal Year 2020

Mitchel Field, NY, June 29, 2021 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the fiscal year ended April 30, 2021, of $54.3 million, compared to revenues of $41.5 million for fiscal 2020, ended April 30, 2020. Revenues for the three months ended April 30, 2021 and 2020 were $15.6 million and $10.2 million, respectively. Operating loss for fiscal year 2021 was $958,000 compared to an operating loss of $10.9 million for fiscal year 2020. Operating income for the three months ended April 30, 2021 was $100,000 compared to an operating loss of $3.7 million for the three months ended April 30, 2020. Net income for fiscal year 2021 was $680,000 or $0.07 per diluted share compared to net losses of $10.0 million or ($1.10) per share for fiscal year 2020. Net income for the three months ended April 30, 2021 was $1.4 million or $0.15 per diluted share compared to net loss of $3.0 million or ($0.33) per share for the three months ended April 30, 2020.

FEI CEO Stan Sloane commented, “I am very pleased with FEI’s improving financial performance in fiscal year 2021. Revenue increased by approximately 31% compared to fiscal year 2020 and 53% compared to Q4 of FY2020. Gross margin increased to 31% and while we keep working to make it much better, the trend is very encouraging. Comparing Q4FY21 to Q4FY20, revenue increased by $5.4 million, operating income was positive and net income was significantly improved at $1.4 million. Net income for the full fiscal year was also substantially improved and we generated over $12 million of cash from operations, ending the year with approximately $20 million of cash, cash equivalents and marketable securities. We also ended the year debt free and with approximately a $40 million backlog of funded contract work. Inventory control continues to improve across the Company as well. The fact that we achieved these improvements in a very difficult year attests to the growing strength of the Company. The COVID-19 pandemic was a particular challenge last fiscal year due to supply chain issues and delays in customers’ processing of anticipated contract awards, particularly in our Zyfer operations. Sadly, we lost one employee to COVID. SG&A costs increased last year due to legal and other administrative cost increases. Absent these unusually high expenses, bottom line performance would have been higher. All in all, it was a good year.”

Fiscal Year 2021 Selected Financial Metrics and Other Items

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For the fiscal year ended April 30, 2021 revenues increased $12.8 million or 31% over the prior fiscal year. For the three months ended April 30, 2021 revenues increased $5.4 million or 53% over the same period of the prior fiscal year.

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For the year ended April 30, 2021, revenues from satellite payloads were approximately $27.0 million, or 50%, of consolidated revenues compared to $20.4 million, or 49%, for the prior year. This represents a $6.6 million or 32% increase from prior year.

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Revenues for non-space U.S. Government/DOD customers were $24.8 million, or 46%, of consolidated revenues compared to $16.9 million, or 41%, for the prior year. This represents a $7.9 million or 46% increase from prior year.

-	Revenues from other commercial and industrial sales accounted for approximately $2.5 million, or 4%, of consolidated revenues compared to approximately $4.2 million, or 10%, for fiscal year 2020.

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Total revenue for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, were approximately 88% of consolidated revenues in fiscal year 2021 compared to 82% in fiscal year 2020.

-	Net cash provided by operating activities was $12.2 million in fiscal year 2021, compared to cash used in operations of $1.4 million in fiscal year 2020.

-	Backlog at April 30, 2021 was $40 million compared to $36 million at April 30, 2020.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Tuesday, June 29, 2021, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 41841). Subsequent to that, the call can be accessed via a link available on the company’s website through September 29, 2021.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information: Dr. Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000          WEBSITE:         www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Revenues	$15,642	$10,238	$54,254	$41,507
Cost of Revenues	10,934	10,402	37,333	35,759
Gross Margin	4,708	(164)	16,921	5,748
Selling and Administrative	3,385	3,230	13,189	11,593
Research and Development	1,224	264	4,690	5,077
Operating Income (Loss)	99	(3,658)	(958)	(10,922)
Interest and Other, Net	1,072	(1,113)	1,434	(846)
Income (Loss) before Income Taxes	1,171	(4,771)	476	(11,768)
Income Tax Benefit	(241)	(1,791)	(204)	(1,742)
Net Income (Loss)	$1,412	$(2,980)	$680	$(10,026)

Net Income (Loss per) share:
Basic and diluted income (loss) per share	$0.15	$(0.33)	$0.07	$(1.10)

Average Shares Outstanding
Basic	9,216	9,117	9,178	9,074
Diluted	9,320	9,117	9,248	9,074

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	April 30, 2021	April 30, 2020
	(unaudited)
	(in thousands)
ASSETS
Cash, Cash Equivalents & Marketable Securities	$20,120	$14,378
Accounts Receivable, net	5,515	4,392
Costs and Estimated Earnings in Excess of Billings, net	1,948	6,953
Inventories, net	19,661	22,958
Other Current Assets	1,435	2,554
Property, Plant & Equipment, net	9,612	11,267
Other Assets	17,952	17,910
Right-of-Use Assets – Operating Leases	9,773	10,864
	$86,016	$91,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Operating Lease Liability - current	$1,715	$1,869
Other Current Liabilities	6,382	11,823
Other Long-term Obligations	14,144	13,904
Operating Lease Liability – non-current	8,366	9,444
Stockholders’ Equity	55,409	54,236
	$86,016	$91,276